Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No.333-168569) on Form N-1A of Equinox Ampersand Strategy Fund, a series of Equinox Funds Trust, of our report dated August 29, 2019, relating to our audit of the consolidated financial statements and consolidated financial highlights, which appear in the June 30, 2019 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Consolidated Financial Highlights,” “Independent Registered Public Accounting Firm” and “Portfolio Holdings Disclosure” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

October 25, 2019

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